Exhibit 10.1

[***] Certain information has been excluded from this document pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

PRESIDENT AND CHIEF EXECUTIVE OFFICER (CEO) EMPLOYMENT AGREEMENT

THIS PRESIDENT AND CHIEF EXECUTIVE OFFICER (CEO) EMPLOYMENT AGREEMENT (the “Agreement”) is made, entered into, and effective on May 1, 2023 (“Effective Date”), between Blink Charging Co. a Nevada corporation, (the “Company”), whose principal place of business is 605 Lincoln Road, 5th Floor, Miami Beach, Florida 33139 and Brendan S. Jones an individual (“Jones”), whose address is [***]. Jones and the Company may hereinafter be referred individually as a “Party” and collectively as the “Parties.”

A. The Company, through its Affiliates and subsidiaries, sells, installs, and maintains electric vehicle charging stations located on municipal or privately owned real property within designated areas throughout the United States and abroad (the “Business”).

B. Jones is the company’s current President, additionally, Jones is an individual with extensive experience in the EV charging industry and the Company wishes to extend this offer of continued employment to Jones and to add the title and responsibilities of CEO.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and Jones hereby agree as follows:

1. EMPLOYMENT. The Company hereby agrees to promote Jones to the position of President and CEO and Jones hereby accepts promotion to CEO and the continued employment in his capacity as President. Jones will report directly to the Company’s Board of Directors (the “Board”) upon the terms and conditions hereinafter set forth. The Company also may direct Jones to perform such duties for other entities that are now or may in the future be affiliated with the Company and its Affiliates, subject to the limitation that Jones’s overall time commitment is comparable to his current time commitment to the Company. Jones shall serve the Company and the Affiliates diligently and to the best of his ability. Jones agrees during the Term (as hereinafter defined) of this Agreement to devote his full-time business efforts, attention, energy and skill to the performance of his employment to furthering the interest of the Company and the Affiliates. During the Term (including any renewals thereof) as defined herein, Jones shall have such authority, duties, and responsibilities commensurate with his position, including but not limited to control over employment decisions for all non-C-Suite employees, in accordance with any employment agreements, and over entering into agreements with third-parties in the ordinary course of business (e.g., consulting, distribution, vendor, and supplier agreements). For purposes of this Agreement, “Affiliate” with respect to either Party, shall mean any entity which directly or indirectly controls or is controlled by, or is under common control with that Party. Jones’s work location will be flexible. Jones will be permitted to work from any Blink location (outlined in schedule A) provided that Jones maintains a residence in Miami-Dade County, Florida or such other location as mutually agreed to by the Parties in writing. Jones shall not, without the written approval of the Board, (i) serve as or be a consultant to or employee, officer, agent or director of any company, partnership or other entity other than the Company (other than civic, charitable, or other public service organizations) or (ii) have more than a ten percent (10%) ownership interest in any enterprise other than the Company if such ownership interest would reasonably be expected to have a material adverse effect upon the ability of Jones to perform his duties hereunder.

2. COMPENSATION/BENEFITS. The terms of this Section 2 shall be in effect as of the Effective Date.

a. Salary. Company shall pay Jones a base salary of Seven Hundred and Seventy-Five Thousand Dollars ($775,000) per year (the “Base Salary”), less applicable taxes and withholdings, and paid in accordance with the Company’s payroll policies and procedures for all of the Company’s employees.

b. Performance Cash Bonus. Jones and the Board will meet in good faith at the beginning of each calendar year to set Key Performance Indicators (“KPIs”) for that calendar year, provided that the KPIs for 2023 shall remain as established. For each calendar year during the Term, Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) targeted at sixty percent (60%) of Base Salary (the “Target Bonus”), on such terms and conditions determined by the Board or a committee of the Board. The actual amount of any Annual Bonus will be (i) determined by the Board or a committee of the Board based on Company achievement against goals approved by the Board or a committee of the Board in collaboration with Executive, and (ii) subject to Executive’s continued employment with the Company through the date the Annual Bonus is paid.

The Board or a committee of the Board will establish three primary performance levels for each Executive: threshold, target and maximum. The Target Bonus equates to achievement of 100% of the target performance measures. The threshold and maximum payout opportunities, which allow for a prorated payout for performance below or above the target level, are stated as a percentage of the target opportunity.

The threshold (or minimum) payout opportunity is 50% of the Target Bonus, and the maximum payout opportunity is 200% Target Bonus. Performance below the threshold level would not qualify for any bonus payment, absent exercise of discretion.

c. Equity Performance Award. Jones will be entitled to receive annual Equity Awards of restricted shares pursuant to the 2018 Incentive Compensation Plan with a target aggregate award of 60% of his base salary (the “Target Grant”). The terms and conditions of the annual grant shall be determined at the discretion of the Board, or a committee of the board, and consistent with those of other named executive officers. Grants based on 2023 performance shall be made consistent with past practice, including (i) KPIs that are equal to those used for the Performance Cash Bonus and (ii) a vesting schedule equal to the schedule applied in preceding years. For removal of doubt, grants based on 2023 performance will be made in early 2024. However, the Compensation Committee reserves the right to alter terms and conditions of the equity incentive program beginning in 2024, taking into account relevant benchmarking vis-à-vis peers, and as part of a review of the equity awards for the management team.

Any equity awards with performance-based vesting criteria shall include specified performance metrics and targets as determined by the Board, or a committee of the board, in its reasonable judgment. The Board, or a committee of the Board, will establish three primary opportunity levels with corresponding levels of performance: threshold, target and maximum. At the end of the performance period, as determined by the Compensation Committee, the Executive may earn his Target Grant upon achievement of performance measures at the target level. The threshold and maximum opportunities, which allow Jones to earn a prorated amount for performance below or above the target level, are stated as a percentage of the Target Grant.

The threshold (or minimum) opportunity is 50% of the Target Grant, and the maximum opportunity is 200% of the Target Grant. Performance below the threshold level would not qualify for any portion of the award to be earned, absent exercise of discretion.

d. Employee Benefits. Jones and his family shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to Jones and/or other executive employees, including, but not limited to, pension and other retirement plans, including any 401K Plan, group life insurance, dental insurance, medical insurance, sick leave, vacation and holidays at no cost to Jones.

e. Key Man Insurance. The Company may elect to obtain a Key Man term life insurance policy on Jones, and the Company will be named the payee/beneficiary on such policy.

f. Paid Time Off. The Company provides a flexible Paid Time Off (“PTO”) program that will allow Jones to use PTO for vacation/personal need or absences due to illness. The amount of PTO Jones will be granted will be 30 days for vacation/personal and 8 days for absences due to illness. Upon the termination of Jones’s employment under this Agreement, for any reason, Jones shall be entitled to compensation for any unused PTO.

g. Business Expense Reimbursement. Jones shall be entitled to receive reimbursement for all reasonable, out-of-pocket expenses incurred and approved by the Company.

j. D&O Insurance/Indemnification. The Company shall procure and keep in effect Director’s and Officer’s (“D&O”) Liability insurance coverage (“D&O Coverage”) throughout the Term and any Renewal Term(s), and Jones will be eligible to receive all benefits provided thereunder, with the policy listing Jones as an insured. Such D&O insurance shall be procured in an amount not less than the current coverage amount in effect as of the execution of this Agreement, and in any event no less advantageous than that which is in effect for other directors and officers of the Company. The Company further agrees to indemnify and hold harmless Jones (which shall include any of his legal representatives) to the fullest extent authorized by law, from and against any expenses (including reasonable fees and costs of counsel, accountants and other experts), judgments, fines, liabilities, losses and amounts reasonably incurred by Jones in connection with any threatened, pending or completed action, suit, claim or proceeding (hereinafter, a “Proceeding”), whether civil, criminal, administrative or investigative, by reason of the fact that Jones is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, and whether or not the cause of such Proceeding occurred before or after the date of this Agreement. Jones shall not settle any matter for which Jones has sought or intends to seek indemnification hereunder without first attempting to obtain any approval required with respect to such settlement by the insurance carrier of any applicable D&O Coverage. If Jones seeks such approval, but such approval is not granted by such insurance carrier, Jones shall be entitled to indemnification from the Company to the fullest extent provided by such D&O Coverage or to the fullest extent otherwise provided by this Agreement, whichever shall be greater. The provision of D&O Coverage by an insurance carrier at the expense of the Company or the failure to so provide D&O Coverage shall in no way limit or diminish the obligation of the Company to indemnify Jones, which obligation shall be absolute, provided that any amounts actually recovered by Jones from the insurance carrier providing D&O Coverage shall be applied in reduction of amounts otherwise owing by the Company by reason of its indemnification under this Agreement.

3. TERM. The Term of employment hereunder will commence on the Effective Date and continue for a period of three (3) years unless notice of the intent to terminate the Agreement is provided in writing by either Party to the other at least ninety (90) days prior to the end of the Term. If neither Party provides notice of intent to terminate the Agreement at least ninety (90) days prior to the end of the Term or any Renewal Term, the Term and any subsequent Renewal Term will automatically renew for successive one (1) year periods (each a “Renewal Term”). For the purposes of the Sections discussing Severance below, a Termination of this Agreement less than ninety (90) days prior to the end of the Term will be considered a Termination during the Renewal Term.

4. PAYMENTS UPON SIGNING.

a. Jones will be entitled to a one-time signing bonus of One Hundred Fifty Thousand Dollars ($150,000). The bonus shall be paid fifty percent (50%) in cash upon promotion to CEO and fifty percent (50%) in cash upon the one-year anniversary of the promotion, so long as Jones is employed by the Company on such anniversary.

5. TERMINATION AND SEVERANCE. Upon Jones’s termination of employment for any reason, Jones shall be entitled to receive any unpaid Base Salary through the date of termination, all earned but unpaid Bonuses, any vested benefits in accordance with the terms of the Company’s employee benefit plans (the “Accrued Obligations”), any unreimbursed business expenses, and any accrued but unpaid PTO. Jones shall not otherwise be entitled to any further compensation or benefits by reason of any such termination, except as provided herein and below:

a. Termination without Cause; Termination for Death, or Disability; or Resignation by Jones for Good Reason. In consideration of Jones entering into the Restrictive Covenants set forth in Section 5 of this Agreement, if the Company (or any parent or subsidiary or successor of the Company) terminates Jones’s employment with the Company without Cause, if this Agreement is terminated due to Jones’s death or disability, or Jones resigns for Good Reason then, subject to Section 6, in addition to being paid the Base Salary for the remainder of the Term or Renewal Term (as applicable) of this Agreement, Jones will be entitled to the following:

(i) A lump sum payment equal to 100% of the Target Award for the year of termination, which shall be prorated for the number of days Jones was employed during such year;

(ii) a lump sum payment equal to 1.5 times the sum of (A) Jones’s then current Base Salary (or if greater, his Base Salary at any time during the prior two (2) year period) and (B) one hundred percent (100%) of the Target Award of Annual Performance Bonus (the bonus in Section 2(b) herein);

(iii) provided that Jones timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Jones and Jones’s eligible dependents, reimbursement from the Company for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to such termination) for up to eighteen (18) months following the termination date, as long as Jones remains eligible for COBRA; provided, however, that if the Company determines that reimbursed COBRA premiums would be deemed to be discriminatory or to otherwise violate the then-applicable provisions of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued thereunder, the Company will in lieu thereof provide to Jones a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that Jones would be required to pay to continue Jones’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which such payments will commence on the month following Jones’s termination from employment and will end on the earlier of (x) the date upon which Jones obtains other full-time employment or (y) the date the Company has paid an amount equal to eighteen (18) payments; and

(iv) all issued and unvested equity awards, whether under this Agreement or otherwise, shall immediately vest.

Jones shall receive the payments and other consideration under this Section 5(a) only upon Jones’s execution and delivery of a customary general release (that is not revoked by him under applicable law) of the Company, its parents, subsidiaries and affiliates and each of their respective officers, directors, employees, agents, successors and assigns.

All payments under this Section 5(a) shall be made within thirty (30) days following termination of Jones’s employment; provided, however, that to the extent required by Code Section 409A (as defined below), if the thirty (30) day period begins in one calendar year and ends in the second calendar year, all payments will be made in the second calendar year.

For the purposes of this Agreement, “Good Reason” means Jones’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Jones’s express written consent: (i) any material and adverse change in Jones’s position with the Company; (ii) any material diminution in Jones’s authority, title, duties, responsibilities and reporting relationships; (iii) a material reduction in Jones’s Base Salary; (iv) any material breach by the Company of this Agreement, or (v) any notice of non-renewal initiated by the Company, as provided in Section 3, which results in Jones’s separation from the Company at the end of the Term, provided, however, that with respect to any Good Reason termination, the Board will be given not less than thirty (30) days’ written notice by Jones (within ninety (90) days of the occurrence of the event constituting Good Reason) of Jones’s intention to terminate Jones’s employment for Good Reason, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, and such termination shall be effective at the expiration of such thirty (30) day notice period only if the Company has not fully cured such act or acts or failure or failures to act that give rise to Good Reason during such period or if such violation is not reasonably curable within such thirty (30) day period, but the Company is proceeding diligently and in good faith to cure such violation, such longer period as is reasonably needed by Company, not to exceed forty (45) days following the date of such notice. Jones shall have the right to retire from his employment with the Company at any time for any reason at or after expiration of the Term of this Agreement by providing at least 90 days’ written notice of retirement.

b. Termination for Cause; or Resignation without Good Reason. If Jones’s employment with the Company (or successor of the Company) terminates voluntarily by Jones (except upon resignation for Good Reason), or for Cause by the Company, then Jones shall receive the Accrued Obligations and (i) all vesting will terminate immediately with respect to Jones’s outstanding Equity Awards and (ii) all payments of compensation by the Company to Jones hereunder will terminate immediately (except as to amounts already earned). Jones’s death or disability shall be considered as Resignation for Good Reason. For purposes of this Agreement, “Cause” is defined as (i) a conviction of, or pleading nolo contendere or guilty to, or committing a felony against the Company by Jones; (ii) engaging in misconduct resulting in significant economic or reputational harm (other than immaterial harm) to the Company by Jones; (iii) any act of fraud, embezzlement, or misappropriation by Jones that is materially injurious to the Company; (iv) repeated, willful, and material failure by Jones to substantially perform his principal job duties and lawful obligations (for reasons other than disability or death); provided, that, the failure of Jones or the Company to achieve certain results, such as the Company’s business plan, in and of itself, would not constitute “Cause”; (v) intentional and material failure or willful refusal by Jones to materially comply with reasonable and lawful policies, standards, instructions or regulations established by the Company; provided, that, the failure of Jones or the Company to achieve certain results, such as the Company’s business plan, in and of itself, would not constitute “Cause”; or (vi) the material breach by Jones of this Agreement or any other material written agreement entered into between Jones and the Company. The Company shall not terminate Jones for Cause (except pursuant to clause “(i)” or clause “(ii)” above) without first providing Jones with written notice stating in detail the particular acts or omissions constituting the grounds for such termination and allowing for the expiration of a cure period of thirty (30) days following the date of such notice, or if such violation is not reasonably curable within such thirty (30) day period but Jones is proceeding diligently and in good faith to cure such violation, such longer period as is reasonably needed by Jones, not to exceed forty-five (45) days following the date of such notice; provided, further, that Jones shall have the opportunity to appear before a meeting of the Board (with or without counsel) to address the grounds for termination. For purposes of this definition, an act or omission is “willful” if it was knowingly done, or knowingly omitted by Jones and Jones knew or a reasonable person would have known that such act or omission was contrary to the best interests of the Company. Any act, or failure to act, done based on or in accordance with specific instructions pursuant to a resolution duly and lawfully adopted by the Company’s board of directors or based upon the advice of counsel shall be conclusively presumed to be done, or omitted to be done, by Jones in the best interests of the Company.

c. Change of Control. If the Company (or any parent or subsidiary or successor of the Company) terminates Jones’s employment with the Company without Cause or Jones resigns for Good Reason either (x) within nine (9) months prior to a period of time when the Company is party to a fully executed letter of intent or a definitive corporate transaction agreement, the consummation of which would result in a Change in Control (defined below) or (y) within eighteen (18) months following a Change of Control, then Jones shall receive the payments and grants described in Sections 5(a) above, provided, however, the lump sum payment in 5(a)(i) above shall be equal to 3 times the sum of (A) his then Base Salary and (B) the target Annual Performance Bonus (“Change of Control Payment”). For purposes of this Agreement, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Code Section 409A.

d. No Duty to Mitigate. Jones will not be required to mitigate the amount of any payment contemplated by this Section 5, nor will any earnings that Jones may receive from any other source reduce any such payments under this Section 5.

6. RESTRICTIVE COVENANTS. Jones acknowledges and agrees that (i) he has a major responsibility for the operation, development and growth of the Company’s business; (ii) Jones’s work for the Company will bring him into close contact with Confidential Information (defined below) of the Company and its clients; and (iii) the agreements and covenants contained in this Section 6 are essential to protect the legitimate business interests of the Company and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, Jones covenants and agrees to the following:

Company and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, Jones covenants and agrees to the following:

a.	Confidential Information

(i.) Jones understands that during his employment, he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company or any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation: (1) trade secrets, private or secret processes, methods and ideas, as they exist from time to time, patents and information concerning the Company’s services, business records and plans, inventions, acquisition strategy, price structure and pricing, discounts, costs, computer programs and listings, source code and/or subject code, copyright, trademark, proprietary information, formulae, protocols, forms, procedures, training methods, development/technical information, know-how, show-how, new product and service development, advertising budgets, past, present or planned marketing, activities and procedures, method for operating the Company, credit and financial data concerning the Company’s customers, marketing and (2) advertising, promotional and sales strategies, sales presentations, research information, revenues, acquisitions, practices and plans and information which is embodied in written or otherwise recorded form, and other information of a confidential nature not known publicly or by other companies selling to the same markets and specifically including information which is mental, not physical (collectively, the “Confidential Information”) which are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to the Jones by virtue of its association with the Company.

(ii.) Jones agree that he shall (1) hold in confidence and not disclose or make available to any third party any Confidential Information obtained directly or constructively during his employment, unless done so within the course and scope of his employment with the Company for the benefit of the Company or as authorized in writing by the Board; (2) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (3) not use, directly or indirectly the Confidential Information except in order to perform his duties and responsibilities under this Agreement; (4) restrict the disclosure or availability of the Confidential Information to those who have a need to know the information to achieve the purposes of this Agreement who have executed a confidentiality agreement with regard to such Confidential Information; (4) not copy or modify any Confidential Information without prior written consent of the Board, provided, however, that such limitation on copying or modification of any Confidential Information does not include any modifications or copying which would otherwise prevent Jones from performing his duties and responsibilities under this Agreement; and (5) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information.

(iii.) Jones further agrees (1) that Jones shall promptly disclose in writing to the Company all ideas, inventions, improvements and discoveries, related to EV Charging, which may be conceived, made or acquired by Jones as the direct or indirect result of the disclosure by the Company of the Confidential Information to Jones; (2) that all such ideas, inventions, improvements and discoveries, related to EV Charging, conceived, made or acquired by Jones, alone or with the assistance of others, relating to the Confidential Information in accordance with the provisions hereof shall belong to the Company and that Jones shall not acquire any intellectual property rights in the ideas under this Agreement, except the limited right to use as set forth in this Agreement; (3) that Jones shall assist in the preparation and execution of all applications, assignments and other documents which the Company may deem necessary to obtain patents, copyrights and the like in the United States and in jurisdictions foreign thereto, and to otherwise protect the Company. Additionally, upon commercialization of new inventions developed by Jones, the Board will convene to discuss additional bonuses relating to such inventions. Jones acknowledges and agrees that any all materials and information created, developed, prepared or conceived of by Jones (whether individually or jointly with others) during and in connection with Employee’s employment with Employer, whether created on, after or prior to the date of this Agreement, that (a) relates in any manner to the actual or demonstrably anticipated business, research or development of Employer, or results from or is suggested by any task or duties assigned to Employee or any work performed by Employee for or on behalf of Employer; and (b) is protectable by any form of intellectual property in any jurisdiction and/or is Confidential Information at any time (“Work Product”). Jones hereby acknowledges and agrees that, except as provided in this Agreement: (i) as between the Company and Jones, the Company is the exclusive owner of all Confidential Information; and (ii) all Employee Work Product is owned exclusively by the Company. Jones further acknowledges and agrees that whenever possible, any Work Product subject to copyright protection constitutes “work made for hire” under the federal copyright laws (17 U.S.C. Section 101, as amended, or any successor statute).

(iv.) Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which Jones can show (1) at the time of disclosure, is in the public domain as evidenced by printed publications; (2) after the disclosure, enters the public domain by way of printed publication through no fault of Jones; (3) by written documentation was in his possession at the time of disclosure and which was not acquired directly or indirectly from the Company; or (4) by written documentation was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential. The foregoing exceptions shall apply only from and after the date that the information becomes generally available to the public or is disclosed to Jones by a third party, respectively. Specific information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain. If Jones intends to avail himself of any of the foregoing exceptions, Jones shall notify the Company in writing of his intention to do so and the basis for claiming the exception.

(v.) Upon written request of the Company, Jones shall return to the Company all written materials containing the Confidential Information. Jones also shall deliver to the Company written statements signed by Jones certifying all materials have been returned within five (5) days of receipt of the request to do so. Notwithstanding the foregoing, however, Jones shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

b. Non-Solicitation. During Jones’s employment with the Company or its Affiliated Entities and for twelve (12) months following the termination thereof for any reason (the “Restricted Period”), Jones shall not shall not solicit, directly or indirectly, any person or entity who is, or was at any time within the previous twelve (12) months, a Customer (as defined below) of the Company or any of its Affiliated Entities on behalf of another company or entity and shall not take any affirmative action which had the effect of that Customer terminating or reducing its business with the Company. Throughout the Restricted Period, Jones shall not, directly or indirectly, employ or solicit for employment, or otherwise contract for or hire, the services of any individual who is then an employee of or consultant to the Company or any of its Affiliated Entities or who was an employee of the Company or any of its Affiliated Entities during the twelve (12) month period preceding the termination of his employment. Throughout the Restricted Period, Jones shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, consultant, representative, officer, or director of the Company or any of its Affiliated Entities to cease their relationship with the Company or any of its Affiliated Entities for any reason. For purposes of this Agreement, the term “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit, public, privately held, or owned by the United States government that is a business entity or individual with whom the Company or any of its Affiliated Entities has done business or with whom Jones has actively negotiated with on behalf of the Company during the twelve (12) month period preceding the termination of Jones’s employment.

c. The Parties agree that in the event a court determines the length of time, territory or activities prohibited under this Agreement are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

7. AMENDMENTS AND WAIVER. This Agreement shall not be modified or amended except by written agreement duly executed by the Parties hereto. The waiver by either the Company or Jones of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or Jones. Any waiver must be in writing.

8. HEADINGS. All sections and descriptive headings of this Agreement are inserted for convenience only and shall not affect the construction or interpretation hereof.

9. CODE SECTION 409A COMPLIANCE. The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Jones’s taxable year following the taxable year in which the expense occurred. For purposes of Code Section 409A, Jones’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. If Jones is a specified employee within the meaning of Code Section 409A(a)(2)(B)(i) and would receive any payment sooner than 6 months after Jones’s “separation from service” that, absent the application of this Section 9, would be subject to additional tax imposed pursuant to Code Section 409A as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) 6 months after Jones’s “separation from service,” or (ii) Jones’s death.

10. SECTION 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Jones (the “Total Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code (which will not include any portion of payments allocated to the restrictive covenant provisions of Section 6 hereof that are classified as payments of reasonable compensation for purposes of Section 280G of the Code), and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be either: (a) provided in full, or (b) provided as to such lesser extent as would result in no portion of such Total Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Jones’s receipt on an after-tax basis of the greatest amount of the Total Payments, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. Unless the Company and Jones otherwise agree in writing, any determination required under this Section 10 shall be made in writing in good faith based on the advice of a nationally recognized accounting firm selected by the Company (with approval of Jones) (the “Accountants”). In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the Total Payments that are payable in cash under Section 5 and then by reducing or eliminating any amounts that are payable with respect to long-term incentives including any equity-based or equity-related awards (whether payable in cash or in kind). For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Jones shall furnish to the Accountants such information and documents as the Accountants may reasonably require to make a determination under this Section 10, and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 10.

11. COUNTERPARTS AND ELECTRONIC TRANSMISSION. This Agreement may be executed in any number of counterparts and by electronic transmission, each of which, when executed and delivered, shall be an original; but all counterparts shall together constitute one and the same instrument.

12. ENTIRE AGREEMENT. This Agreement constitutes the final understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the Parties related to subject matter hereof, whether written or oral. The Parties agree that this Agreement supersedes Jones’ prior letter agreement dated December 23, 2021 (the “Prior Agreement”) and the Prior Agreement shall be given no further force or effect for the period beginning on the Effective Date; for the avoidance of doubt, the Prior Agreement shall apply to Jones’ compensation for the first four months of 2023. Moreover, in the event of any inconsistency between any provision of this Agreement and any provision in any other document (including the 2018 Incentive Compensation Plan and any award agreement), this Agreement shall prevail.

13. CONSTRUCTION. This Agreement shall not be construed more strictly against one Party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that both Company and Jones have contributed substantially and materially to the negotiation and preparation of this Agreement. In construing this Agreement, the singular shall include the plural and the plural shall include the singular, and the use of any gender shall include every other and all genders.

14. ENFORCEMENT. If either Party breaches this Agreement, or any dispute arises out of or relating to this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees, paralegals’ fees and costs, at all levels, including appeal. The exclusive venue for any dispute shall be in Miami Dade County, Florida and shall be governed by the laws of the State of Florida, without regard to its choice of law principles, except where the application of federal law applies.

15. SEVERABILITY. Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement or any such other instrument.

16. ASSIGNMENT; SUCCESSORS AND ASSIGNS, ETC. This Agreement is personal in nature and Jones may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Jones and his personal representatives and shall inure to the benefit of and be binding upon Jones, the Company and their respective successors and assigns, except that the Company may not assign this Agreement without Jones’s prior written consent, except to an acquirer of all or substantially all of the assets of the Company (in which event such acquirer shall be required to agree to be bound by this Agreement)

17. NO CONFLICTING OBLIGATIONS. Jones represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. Jones further represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Blink Charging Co.:

By:	/s/ Michael Rama	Date:
Michael Rama
Chief Financial Officer (CFO)

Executive:

By:	/s/ Brendan S. Jones	Date:
Brendan S. Jones
President and Chief Executive Officer (CEO)

Schedule A

Blink Office Locations:

Miami Beach, Florida USA

Antwerp Belgium

Bowie, Maryland USA

Amsterdam, Netherlands

Phoenix, Arizona USA

Bangalore, India

New Deli, India

Los Angeles, California USA

Tel Aviv, Israel

Home Office in Miami Beach

Home Office in Arlington VA